                                   R & B, INC.

                                    EXHIBIT A

SUBSIDIARY ACQUIRING SECURITIES                                       CLASSIFICATION
-------------------------------                                       --------------

Fleet National Bank                                                       Bank
Fleet Investment Advisors, Inc.                                           Bank